UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2010

CARPENTER TECHNOLOGY CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	1-5828	23-0458500
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

P.O. Box 14662, Reading, Pennsylvania, 19612

(Address of Principal Executive Offices, including Zip Code)

(610) 208-2000

(Registrant’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 17, 2010, the Board of Directors (the “Board”) of Carpenter Technology Corporation (the “Company”) and the Human Resources Committee of the Board (the “Committee”), after reviewing Gregory A. Pratt’s performance in his role as Non-Executive Chairman and Interim President and Chief Executive Officer of the Company and finding that Mr. Pratt’s performance was equal to or above the Committee’s stated objectives, took the following action:

(a) In recognition of the extraordinary effort and commitment demonstrated by Mr. Pratt during the months of July and August 2010 to facilitate a smooth transition of Chief Executive Officer responsibilities to Mr. William A. Wulfsohn, the Board and the Committee resolved to count Mr. Pratt’s service during these two months as “Interim Service” for purposes of the vesting of two non-qualified stock options awarded to Mr. Pratt on October 29, 2009 with respect to his service as Interim President and Chief Executive Officer. The original terms and conditions of these options, to which 33,860 shares and 85,288 shares of the Company’s common stock are respectively subject, are disclosed on page 4 of our Current Report Form 8-K filed with the Securities and Exchange Commission on October 26, 2009;

(b) The Committee determined that, based on the Company’s achievement during fiscal year 2010 of previously established business goals and the Committee’s evaluation of Mr. Pratt’s performance as Interim President and Chief Executive Officer, Mr. Pratt had earned the maximum number of stock units available (53,910) under the performance-based restricted stock unit arrangement described on page 3 of our Current Report Form 8-K filed with the Securities and Exchange Commission on October 26, 2009. The arrangement provides that each earned unit will vest, and shares of Company common stock will be distributed in respect thereof, upon completion by Mr. Pratt of an additional period of service. The Board and the Committee approved an amendment to this arrangement to reduce, by one month, the period of additional service required to fulfill this time-based vesting requirement.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2010

CARPENTER TECHNOLOGY CORPORATION
(Registrant)

By:	/s/ K. Douglas Ralph
	Name:	K. Douglas Ralph
	Title:	Senior Vice President – Finance and Chief Financial Officer